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                                                                      EXHIBIT 16

(ERNST & YOUNG LETTERHEAD)

September 5, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 4, 2001, of Laserscope and are in agreement with the statements contained in the paragraphs (a)(1)(ii),
(a)(1)(iv), and (a)(1)(v) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs (2) and (3) of the above referenced filing.

                                      /s/ ERNST & YOUNG LLP